UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2014
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd., Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    Effective July 14, 2014, Robert C. Gaydos resigned from his position as Senior Vice President, Operations of each of Associated Materials Group, Inc. (“Parent”) and Associated Materials, LLC (the “Company” and, together with Parent, the “Companies”). The Company has agreed, for purposes of Mr. Gaydos’ Employment Agreement dated August 1, 2011, to treat Mr. Gaydos’ resignation in the same manner as if he were terminated without “Cause.”

(c)    Effective July 14, 2014, William L. Topper, 58, was appointed Executive Vice President, Operations of each of the Companies. Before joining the Company, Mr. Topper served as Senior Vice President, Operations of Goodman Global, Inc., a manufacturer of heating, ventilation and air conditioning products, from April 2002 to December 2011. Before joining Goodman Global, Mr. Topper spent 28 years with Electrolux (Frigidaire), where he had responsibility for all domestic refrigeration production.
Employment Agreement
The Company expects to enter into an employment agreement (the “Employment Agreement”) with Mr. Topper, pursuant to which he will serve as the Company’s Executive Vice President, Operations.
Pursuant to the Employment Agreement, Mr. Topper will receive an annual base salary of $425,000 and is eligible for an annual bonus with a target bonus opportunity equal to 75% of his base salary (the “Target Bonus”) and a maximum bonus opportunity equal to 225% of his base salary. For fiscal year 2014, Mr. Topper’s annual bonus will be guaranteed at 100% of the Target Bonus (prorated for the number of days he is employed in 2014). In addition, the Company will pay Mr. Topper a monthly stipend of $4,000 to cover monthly living expenses and will reimburse Mr. Topper for certain amounts in connection with commuting to the Northeast Ohio area.
If Mr. Topper’s employment is terminated by the Company without cause, he will be entitled to (i) his base salary for one year, payable in equal installments, (ii) his incentive bonus, prorated for the year in which such termination occurs and in accordance with the terms of the Employment Agreement and (iii) continued medical and dental benefits for up to one year. The severance benefits are subject to Mr. Topper’s execution of a general release in favor of the Company and its affiliates and Mr. Topper’s continued compliance with the restrictive covenants in the Employment Agreement.
Pursuant to the Employment Agreement, Mr. Topper will be subject to restrictions on competition and solicitation of employees and customers during his employment with the Company and for a period of two years thereafter. The Employment Agreement also contains customary confidentiality, invention assignment and non-disparagement covenants.
Option Agreements
Parent expects to enter into stock option agreements for time-based vesting options (the “Time Option Agreement”) and performance-based vesting options (the “Performance Option Agreement”) with Mr. Topper pursuant to which he will be granted nonqualified stock options to purchase shares of Parent common stock (“Common Stock”) pursuant to Parent’s 2010 Stock Incentive Plan. Subject to continued employment on each applicable vesting date, the time-based vesting options will be subject to time-based vesting over a five-year period, and the performance-based vesting options will be subject to performance-based vesting conditions, based on the attainment of annual adjusted EBITDA goals over a five-year period. All of the performance-based vesting options and a portion of the time-based vesting options will have an exercise price equal to the grant date fair market value of the underlying shares of Common Stock, and the remaining portion of the time-based vesting options will have an exercise price equal to approximately two times the grant date fair market value of such stock. The shares of Common Stock acquired upon the exercise of such stock options will be subject to both transfer restrictions and repurchase rights following a termination of employment. The stock options will expire on the tenth anniversary of the date of grant. Parent expects to grant Mr. Topper an option to purchase any part or all of an aggregate number of 600,000 shares of Common Stock pursuant to the Time Option Agreement and 150,000 shares of Common Stock pursuant to the Performance Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	July 15, 2014	By:	/s/Paul Morrisroe
Paul Morrisroe
Senior Vice President and Chief Financial Officer